EXHIBIT 10.2

February 25, 2026

PERSONAL AND CONFIDENTIAL

Rick Bartram

via email

Re: Transitional Services and Separation Agreement

Dear Rick:

This letter confirms your mutual separation from employment with MBX Biosciences, Inc. (the “Company”). Subject to the terms of the Agreement below, the Company expects that your last date of employment will be March 15, 2026 (the “Anticipated Separation Date”). Your last day of employment, whether it is the Anticipated Separation Date or an earlier date, shall be referred to as the “Separation Date.”

This letter also proposes an agreement between you and the Company.

Regardless of whether you enter into an agreement with the Company, the below bullet points will apply.

•
The Company will pay you any Accrued Obligations, as that term is defined in the Employment Agreement you entered into with the Company (the “Employment Agreement”).
•
Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on your last date of employment in accordance with the applicable benefit plan or program terms and practices.
•
You were granted options to purchase a total of 433,170 shares of the Company’s common stock (the “Options”) and restricted stock units representing a total of 15,000 shares of the Company’s common stock (the “RSUs”). As of the Separation Date, 229,941 of the shares underlying the Options are vested and outstanding and 179,425 of the shares underlying the Options are unvested and outstanding. As of the Separation Date, 0 of the RSUs are vested and outstanding and 15,000 of the RSUs are unvested and outstanding. Your Options and RSUs shall continue to be governed by the terms and conditions of the applicable equity award agreement(s) and equity incentive plan(s) (collectively, the “Equity Documents”). In the event you do not enter into a consulting agreement on the terms set forth in the agreement, you will cease vesting in any Options and RSUs on the Separation Date, you will have 90 days per the terms of the Equity Documents to exercise any vested Options, and all unvested Options and RSUs that you hold will terminate and be of no further force or effect as of the Separation Date.
•
Your obligations pursuant to your Employee Confidentiality, Assignment and Restrictive Covenant Agreement dated March 15, 2022, under Section 8 of the

EXHIBIT 10.2

Employment Agreement, and other any other confidentiality, assignment of inventions, and restrictive covenants agreement that you entered into with the Company, or any other policies and agreements with continuing obligations (collectively, the “Continuing Obligations”) will remain in full force and effect in accordance with its terms.

The bulleted terms set forth above will not be affected by whether or not you agree to the terms set forth below.

Agreement

The remaining part of this letter reflects the mutual agreement (the “Agreement”) to separate from the Company between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay.

1.
Separation Date

Your separation from employment is effective as of the Separation Date. As of the Separation Date, you will be no longer be employed by the Company. You acknowledge that, as of the Company’s most recent payroll, you have been paid all wages due and owing to you.

2.
Transitional Services

If you enter into, do not revoke, and comply with this Agreement, you will continue to be employed until the Anticipated Separation Date unless you resign, whether to begin alternative employment or otherwise, or you are terminated for “Cause” (defined as your willful misconduct, breach of this Agreement, or breach of the Continuing Obligations). The time period between the date of this Agreement and the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period, you will (i) continue to provide your existing services to the Company to the best of your ability; (ii) work to ensure a successful transition; (iii) transition account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships as requested by the Company; and (iv) provide such other services as the Company requests (collectively, the “Transitional Services”).

During the Transition Period, you shall continue to receive your current salary and benefits as a regular employee, and vest in any equity rights (subject to the applicable Equity Documents).

3.
Severance Payments and Benefits

In exchange for the mutual covenants set forth in this Agreement, and provided you sign and do not revoke this Agreement, fully comply with this Agreement, are not terminated for Cause prior to the Separation Date, and sign and return the Certificate attached as Exhibit A (the “Certificate”) within the twenty-one (21) days following the Separation Date, the Company will provide you with the following payments and benefits.

EXHIBIT 10.2

(a)
The Company will pay twelve (12) months of your base salary, which totals $515,000, less applicable taxes and withholdings (the “Severance Payments”). The Severance Payments will be paid in substantially equal installments over twelve (12) months in accordance with the Company’s normal payroll practices, beginning on the first practicable payroll date following the Certificate Effective Date (as defined in Exhibit A).
(b)
The Company will pay, subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the employer’s portion of the COBRA premium directly to the carrier until the earlier of (i) twelve (12) months; (ii) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of your health continuation rights under COBRA.
(c)
An additional (i) 82,448 shares underlying the Options shall accelerate and become exercisable, and (ii) 3,750 shares underlying the RSUs shall accelerate and issue, representing additional vesting as if you had remained continuously employed for an additional twelve (12) months after the Separation Date, such that a total of 312,389 shares underlying your Options shall be vested and exercisable as of the Certificate Effective Date and 3,750 RSUs shall be vested as of the Certificate Effective Date. You will cease vesting in the remaining Options on the Separation Date, and all other Options that you hold will terminate and be of no further force or effect as of the Separation Date.

(d)
Notwithstanding anything in the Equity Documents to the contrary, all the vested Options shall remain exercisable for a period of twelve (12) months following the Separation Date, but in no event later than the original expiration date of such options. You acknowledge that such extension of the post-termination exercise period for the vested Options described herein will cause the Options, if they were intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to be taxable as a nonqualified stock options under U.S. Federal tax laws.
(e)
The Company will pay you an additional lump sum payment in the amount of $13,400, which is equal to the employer’s portion of the premium to continue healthcare under COBRA for an additional six (6) months (the “Lump Sum Payment”). The Lump Sum Payment will be less taxes and withholdings and shall be paid to you on the first practicable payroll date following the Certificate Effective Date.

As partial consideration for such payments and benefits, you agree to enter into a one month consulting agreement with the Company to provide certain strategic advisory services (the “Consulting Agreement”), pursuant to which the Options and the RSUs will continue to vest in accordance with their terms for an additional one (1) month period; provided, however, that if the Company terminates your Consulting Agreement early without Cause, all outstanding equity awards will immediately vest as to that portion of such equity awards that would have vested had you continued to remain a consultant of the Company for one (1) month following the end of the Transition Period.

4.
Release of Claims

EXHIBIT 10.2

In consideration for, among other terms, the payments and benefits herein, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, and its affiliated and related entities, its predecessors, successors and assigns and those of each of the foregoing, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and Title VII of the Civil Rights Act of 1964);
•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Michigan Elliott-Larsen Civil Rights Act (ELCRA), the Michigan Persons with Disabilities Civil Rights Act (PWDCRA), the Payment of Wages and Fringe Benefits Act (PWFBA), the Michigan Whistleblowers Protection Act (WPA), the Bullard-Plawecki Employee Right to Know Act, the Michigan Workforce Opportunity Wage Act (WOWA), the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, the Michigan Internet Privacy Protection Act, the Earned Sick Time Act (ESTA), and the Michigan Sales Representative Commission Act);
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or any vested right you may have under the Company’s benefit plans.

Subject to Section 6 of this Agreement, you agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the

EXHIBIT 10.2

Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.
Non-Disparagement

If requested, the Company will provide your prospective employers with a neutral reference. Such reference is limited to a verification of your date of hire, last date of employment, and job title with the Company. Subject to Section 6 of this Agreement, you agree that you will not, directly or indirectly, make, publish or communicate (or in any way, directly or indirectly, cause or encourage anyone else to make, publish or communicate) any statement, orally or in writing (in any form, forum or medium including, but not limited to, in, to or via the press, any media, the internet, e-mail, text message, any social media, posting, blog, forum, website, app, LinkedIn, Facebook, Instagram, Twitter, Snapchat, Glassdoor (or any similar sites), any on-line service, system or platform, or otherwise) that (i) in any way disparages the Company and/or or any of the other Releasees (as defined in Section 3), or (ii) would be reasonably likely or expected to cause damage or harm to the business, professional, customer, personal, business and/or other relationships, goodwill, image or reputation of the Company and/or any of the other Releasees. By signing below, you hereby represent and warrant that you have not made any such statement prior to the signing of this Agreement. The Company hereby agrees to instruct its senior executive officers and board of directors not to directly or indirectly, make, publish or communicate (or in any way, directly or indirectly, cause or encourage anyone else to make, publish or communicate) any statement, orally or in writing in any form, forum or medium that (i) in any way disparages you, or (ii) would be reasonably likely or expected to cause damage or harm your professional, personal, business and/or other relationships, goodwill, image or reputation.

6.
Continuing Obligations

You acknowledge that your Continuing Obligations shall continue in effect and you hereby reaffirm such obligations.

7.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client

EXHIBIT 10.2

privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.
Return of Property; Resignations from Other Positions; Transition of Information and Access

You agree to return all Company documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), and all computers, smartphones, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards and other physical property to the Company within three (3) days following the Separation Date. Notwithstanding the foregoing, you are hereby authorized to export and retain your Outlook contact information from your Company email account, on or prior to the Separation Date.

In connection with the ending of the your employment, you hereby (i) resign from any officer or other positions you occupy at the Company, or any of its affiliates, including your roles as Chief Financial Officer, Treasurer, and principal accounting officer of the Company, effective as of the Separation Date; (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.

9.
Other Provisions
(a)
Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the payments or provide benefits otherwise due to you under this Agreement. The Company’s exercise of such right will not affect your continuing obligations under this Agreement.
(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

EXHIBIT 10.2

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(e)
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of Michigan, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(f)
Entire Agreement. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations and any obligations specifically preserved in this Agreement.
(g)
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Michelle Graham by email at mgraham@mbxbio.com at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Michelle Graham by email at mgraham@mbxbio.com, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(h)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

EXHIBIT 10.2

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company, the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

MBX Biosciences, Inc.

/s/ Michelle Graham 02/25/2026

Michelle Graham Date

Chief Human Resources Officer

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Richard Bartram 02/25/2026

Richard Bartram Date

EXHIBIT 10.2